Exhibit (a)(5)(I)

Contact:

Brad W. Buss

Cypress EVP Finance & Administration and CFO

(408) 943-2754

Greenhill & Co., LLC

(415) 216-4115

Georgeson Inc.

(212) 440-9800

For Immediate Release

Cypress Semiconductor Extends Offer to Acquire Ramtron International to Midnight, New York City Time, on October 9, 2012

—Offer Price of $3.10 Per Share—

—Ramtron Board of Directors Has Unanimously Recommended that Stockholders Tender Their Shares—

SAN JOSE, Calif., September 25, 2012 – Cypress Semiconductor Corporation (NASDAQ: CY) today announced that, in connection with its previously announced merger agreement with Ramtron International Corporation (NASDAQ: RMTR), it has increased the offer price in its tender offer to acquire all of the outstanding stock of Ramtron to $3.10 per share and extended the expiration date of the offer to 12:00 midnight, New York City time, on October 9, 2012, unless further extended. The all-cash offer is subject to customary closing conditions as set forth in the merger agreement, and further described in the amendment and supplement to the Offer to Purchase filed today with the Securities and Exchange Commission.

Ramtron’s board of directors has unanimously recommended that stockholders tender their shares into the offer.

The offer was previously scheduled to expire at 5:00 p.m., New York City time, on September 25, 2012. As of 4:00 p.m., New York City time, on September 24, 2012, 5,731,472 shares of Ramtron (including 74,559 shares subject to guarantees of delivery) had been tendered and not withdrawn pursuant to the offer.

Greenhill & Co., LLC is acting as financial advisor to Cypress and dealer manager for the offer, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal counsel.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Additional Information

This communication is for informational purposes only and does not constitute an offer to buy or solicitation of an offer to sell common stock of Ramtron International Corporation (“Ramtron”). The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, the Letter of Transmittal and related materials) filed by Cypress Semiconductor Corporation (“Cypress”) with the Securities and Exchange Commission (the “SEC”) on June 21, 2012, as amended and supplemented by the Amendment and Supplemented to the Offer to Purchase and the Amended and Restated Letter of Transmittal filed by Cypress with the SEC on September 25, 2012. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THESE AND OTHER DOCUMENTS (AS THEY MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and stockholders of Ramtron may obtain free copies of these and other documents filed by Cypress with the SEC at the SEC’s website (www.sec.gov). The Offer to Purchase, Letter of Transmittal and related materials may also be obtained for free by contacting the information agent for the tender offer, Georgeson Inc., at 212-440-9800 or toll-free at 866-219-9786.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements. These forward-looking statements include, among other things, statements regarding Cypress’s proposal to acquire Ramtron and the terms and conditions of such acquisition, each of which involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

Cypress, the Cypress logo, PSoC, PowerPSoC, CapSense and West Bridge are registered trademarks and Cypress Developer Community, PSoC Creator and TrueTouch are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.